Exhibit 99.2

iPass Names Two Directors to Newly Created Board Seats

REDWOOD SHORES, Calif.— February 21, 2007 — iPass Inc. (NASDAQ: IPAS), a global provider of services that unify the management of enterprise mobility, today said its board of directors has expanded its membership from seven to nine directors and elected two nominees of Shamrock Activist Value Fund, LP to the new seats.

The move follows an agreement under which the iPass board has named to the board - and agreed to support at annual stockholders meetings - two Shamrock nominees so long as Shamrock owns more than 10 percent of iPass’ outstanding common stock or one nominee so long as it owns at least 3.5 percent.

Also under this agreement, so long as Shamrock’s nominees serve on the board, Shamrock will support the iPass board’s proxy slates and not support or participate in any “withhold the vote” or similar campaign, will not propose any proxy resolutions or conduct any proxy solicitations, and will propose nominees or proxy resolutions only to the board’s corporate governance and nominating committee. Shamrock agreed to withdraw its previously announced notice with respect to the 2007 annual stockholders meeting.

The Shamrock nominees, who have been named to the iPass board, are:

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Michael J. McConnell, managing director of Shamrock Capital Advisors. He has more than 12 years of activist investing experience with Shamrock; he has served as a director of Ansell Limited, Nuplex Industries and Port Link International; and he is a graduate of Harvard University and the University of Virginia, Darden School of Business.

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Peter C. Clapman, recently retired from the position of senior vice president and chief counsel for TIAA-CREF (Teachers Insurance and Annuity Association of America and College Retirement and Equities Fund). For 32 years he served as that institutional investor’s chief investment lawyer and head of its corporate governance program. He is a graduate of Princeton University and Harvard Law School.

“We are pleased that this agreement will allow management and the board, at this important point for the business, to focus all their energies on completing both the re-engineering of our cost structure and the transition from a dial-centric revenue model," said Ken Denman, chairman and CEO of iPass. "The board will welcome Mike’s and Peter's contributions as it turns its attention toward the next steps in iPass’ migration to a balanced business model that emphasizes our growing broadband and software revenues and that we believe positions the business for compelling margins and profitable growth over the longer term.”

“Peter and I look forward to working with our fellow board members to meet the challenges and opportunities that lie ahead for iPass,” Mr. McConnell said. “We remain committed to maximizing value for all iPass stockholders.”

About iPass Inc.

iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries. Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia.

Cautionary Statement

iPass' belief that its migration to a balanced business model that emphasizes its growing broadband and software revenues positions the business for compelling margins and profitable growth over the longer term in this press release is a forward-looking statement. Actual results may differ materially from the expectations contained in this statement due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; iPass may not be able to fully realize the benefits it expects from its acquisition of GoRemote due to a variety of factors, including volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass' services to be competing with the provider's services in a manner that renders the relationship with iPass detrimental to the provider; iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G Mobile Data, at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; if bookings or sales are greater than iPass expects, then resulting sales commissions and/or other sales related expenses could cause iPass' non-stock compensation expenses in the first quarter to be greater than currently expected; and iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects. Detailed information about potential factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Quarterly Report on Form 10-Q under the caption "Factors Affecting Operating Results," in Item 2 of that report, filed with the Securities and Exchange Commission (the "SEC") on November 9, 2006 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

iPass® is a registered trademark of iPass Inc.